EXHIBIT 10.1

                               OPTION AGREEMENT

Agreement entered into as of  July 15, 2000

BETWEEN:  Richard Simpson
          #1201-1166 Quebec Street
          Vancouver, BC V6A 4B3

          (hereinafter referred to as "Simpson")
                                                                   THE SELLER
AND:

          Galaxy Investments
          604-750 West Pender Street
          Vancouver, B.C.

          (hereinafter referred to as "Galaxy")
                                                                    THE BUYER

WHEREAS Simpson has agreed to grant Galaxy, the exclusive right and option to acquire a 100% undivided interest in mineral claim Treadwell #1 located in the Kamloops Mining Division as described in Schedule I (designated the Property):

THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

All references to Dollars are in Canadian Dollars.

I.    REPRESENTATIONS AND WARRANTIES OF SIMPSON

      1.1 The Property is registered in the name of Simpson, is free and clear of any liens, privileges, mortgages, hypothecs, charges, encumbrances and royalties.

      1.2  Simpson is the beneficial owner of the Property;

      1.3 Simpson has the right to enter into this agreement and the performance of the claim obligations hereunder shall not be in breach of, or in conflict with any agreements or undertakings between themselves and any governmental authority in Canada or any other party:

      1.4 Simpson has no knowledge of any claim or litigation as to their ownership of the Property;

      1.5 The Property is in conformity with all laws, regulations, orders, policies and requirements in matters of environment,

      1.6 Simpson has no knowledge of any fact pertaining to the Property or of any work carried out that may in any way breach said laws, regulations, orders, policies and requirements,

      1.7 Simpson acknowledges and covenants that these representations and warranties are conditions on which Galaxy has relied upon to enter into this Agreement and that said representations and warranties will survive the termination of the Agreement.

      1.8  There are no prior Net Smelter Return royalties on the Property.

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II 	REPRESENTATIONS AND WARRANTIES OF GALAXY

      2.1 Galaxy hereby represents and warrants that, as of the date of execution of this agreement, the entering into and execution of this agreement has been duly authorized by all necessary corporate proceedings of Galaxy.

      2.2  Galaxy will maintain the Property in good assessment standing

III.  INTEREST

      3.1 Simpson hereby agrees to grant Galaxy an exclusive and non-revocable right to acquire an interest of one hundred percent (100%) in the Property in consideration for treasury common shares, cash payments and royalties as follows:

           3.1.1  Galaxy hereby agree to pay cash and common shares as follows:

                  Payment of $2,500 dollars and 2,000 common shares on signing this Option Agreement; receipt of which is hereby acknowledged;

                  Payment of $7,500 dollars and 8,000 free-trading Galaxy common shares on or before July 31, 2001;

                  Payment of $10,000 dollars and 40,000 free-trading Galaxy common shares on or before July 31, 2002;

                  Payment of $20,000 dollars and 50,000 free-trading Galaxy common shares on or before July 31, 2003;

                  Cumulative payments of $40,000 dollars and 100,000 free-trading shares of Galaxy.

                  The common shares issued under 3.1.1 will be subject to the restrictions imposed by regulatory authorities and the laws and regulations to which the securities of Galaxy are subject.

           3.1.2 The interest in the Property granted by Simpson shall be subject to a royalty of 1.0 percent Net Smelter Return (NSR) from mineral substances extracted from the Property, as defined in Schedule II to this Agreement. Galaxy shall have the option to acquire this NSR after the commencement of commercial production. Commencement of commercial production shall be defined as the first day after the mill has operated continuously for thirty (30) days at 60% or more of design capacity, or if no mill is present on the Property, then the first day after which ore has been mined and shipped from the Property for a period of thirty (30) days.

           3.1.3 Galaxy shall issue Simpson an advance royalty $ 25,000 or the equivalent in free-trading shares per year as of April 30, 2004, until the commencement of commercial production. Galaxy shall recoup its advance royalty investment including interest at a rate equal the prime rate (as quoted from time to time by the Canadian Imperial Bank of Commerce, Main Branch, Toronto, Ontario) plus two percent (2%), from 90 percent of share of production royalty NSR.

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           3.2    Galaxy will be responsible and liable for any damage caused while carrying out work on the Property and shall indemnify and hold Simpson harmless from any and all claims, actions, causes of action and costs (including all legal costs) resulting from, of in any way related to, any activity carried out by Galaxy on the Property

           3.3 While the option is in force, Galaxy shall have the exclusive right of access to the Property and to explore for minerals on the Property. Galaxy or its' assigns shall have the right to construct a mine on the property.

           3.4 Galaxy shall operate in a manner consistent with mining industry standards, including the maintenance of proper security measures.

           3.5 Galaxy shall ensure that all environmental reclamation work required to be done in connection with exploration or other activity carried out by Galaxy on the Property is completed in a timely manner at Galaxy's expense in accordance with applicable law.

IV.   WORK COMMITMENT

           4.1 Galaxy shall earn a 100 percent interest in the Property by incurring expenditures of at least $500,000 on the Property, subject to force majeure, on or before the dates set forth below:

                  i)    $ 25,000 in work by July 31, 2001

                  ii)   An additional $ 50,000 in work by July 31, 2002

                  iii)  An additional $ 100,000 in work by July 31, 2003

                  iv)   An additional $ 150,000 in work by July 31, 2004

                  v)    An additional $ 175,000 in work by July 31, 2005

A cumulative total of $ 500,000, in addition to the cash and share issuances stated in section 3.1.1 will vest Galaxy a 100 percent interest in the Property. Any amount spent by Galaxy in any year in excess of the minimum amount shall be applied as a credit on account of the minimum amount to be spent in the future.

V.    TRANSFER OF PROPERTY

           5.1 Upon execution of this agreement, Simpson will deliver to Galaxy transfers to the Property

VI.   RIGHT OF FIRST REFUSAL

           6.1 Galaxy shall not sell or dispose of, or grant any other person an interest in the Property without first offering the same to Simpson or an equivalent value in cash.

VII.  TERMINATION OF OPTION

           7.1 If Galaxy defaults in its cash or share payments or work commitments stipulated in sections 3.1.1 and 4.1, subject to force majeure, and such default has not been remedied within sixty (60) days after receipt of written notice of default from Simpson, or if it elects to terminate the option, it will retransfer the Property to Simpson free and clear of any liens, charges, hypothecs. encumbrances and royalties, within five (5) business days of termination of this agreement.

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           7.2    Prior to acquiring its 100% interest in the Property, Galaxy shall have the right to terminate this agreement by giving wirtten notice to Simpson of such termination in which event this agreement shall terminate and Galaxy shall be under no further obligation or liability to Simpson except to transfer its interest in the Property to Simpson. If Galaxy terminates this agreement, sufficient assessment work will have been recorded against the Property in order that it will be in good standing under the British Columbia Mining Act for not less than 3 years following the date of termination.

VIII. CLOSING

           8.1 Closing will take place within five days following regulatory approval, should any approval be required.

IX    GENERAL PROVISIONS

           9.1 This agreement shall replace and supersede all previous agreements between the parties. The parties agree that this agreement shall be interpreted and governed according to the laws of the Province of British Columbia and that the addresses for any written notices hereunder shall be as set out below:

           Notice to Simpson shall be addressed to:

           Richard Simpson
           #1201-1166 Quebec Street,
           Vancouver BC V6A 4B3

           Notice to Galaxy shall be addressed to:

           Galaxy Investments Inc.
           604-750 West Pender Street
           Vancouver BC  V6C 2T7

           9.2    Time shall be the essence hereof.

IN WITNESS WHEREOF the parties here signed as of the first herein above mentioned.

Signed this 18 day of July, 2000.

                                                  Per:




                                                  Per:

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                                  SCHEDULE I

List of Mining Rights

Treadwell Claim
Kamloops Mining Division (Map 92I/15E)
Cannell Creek BC

Claim number

Treadwell#1 - Tenure #360262
28km N. 35 degrees W. of Kamloops, B.C.
on Cannell Creek
50 degrees 120 degrees NW
N.T.S. 92I/15E

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                                  SCHEDULE II

                              NET SMELTER RETURN

Net Smelter Return shall mean the actual proceeds received for the sales of ores, metals or concentrates (other than products used for testing) after the date on which the Property enters into commercial production, after deducting from such proceeds, to the extent that they were not deducted by the purchaser in computing costs: of all charges for smelting and refining or penalties, all costs or charges regarding insurance, transportation, manutention or testing and sampling, (including arbitration analysis)of the product or any part of it ex head frame it in the case of minerals and ex mill or other installations of treatment in the case of concentrates or other products; all marketing costs incurred as to said product, all the Federal or Provincial or Municipal taxes, revenue or royalty related to the sale or to the added value that has been the object of a levy for the vendor or payable by him, all custom taxes, import taxes or all tariffs or mining taxes payable on said products and, all costs and charges that apply (including penalties) spent for resmelting or refining on demand or similar treatment of ores, minerals and concentrates that are part of the product.